Exhibit 10.9

FIRST AMENDMENT

This First Amendment (the “Amendment”) is made as of this 5th day of October, 2011 by and between UCM/FPI – COBALT, LLC, a Delaware limited liability company (“Landlord”), and ZULILY, INC. a Delaware corporation (“Tenant”).

RECITALS

A. Landlord and Tenant are parties to that certain lease dated May 18, 2011 (the “Master Lease”) for space in the office building located at 2200 First Avenue South, Seattle, Washington commonly known as the Cobalt Building.

B. The term of the Lease expires on June 30, 2014.

C. Tenant has secured a partial release of Tenant’s obligation to pay rent with respect to Tenant’s lease in Occidental Mall. The agreement below fully satisfies Tenant’s obligations as outlined in the asterisked paragraph in the Base Rent section of the Basic Lease Information in the Master Lease.

AGREEMENT

In consideration of the mutual covenants and conditions contained herein and for other good and valuable consideration, Landlord and Tenant agree as follows:

1.	Amendment of Lease.

A. Base Rent. Beginning November 1, 2011 through January 31, 2012, Tenant shall be charged rent on an additional 13,501 rentable square feet increasing the total rentable square footage that rent is calculated on to 71,866 rentable square feet during this time period. Consequently, Tenant’s Base Rent from November 1, 2011 through January 31, 2012 shall be increased by $21,376.58 to $113,787.83 per month. Beginning February 1, 2012, Tenant’s Base Rent shall be as scheduled in the Master Lease.

2.	Representations.

A. Due Authorization. Each party represents and warrants to the other that it has full power and authority to enter into this Amendment without the consent of any other person or entity;

B. No Assignment. Tenant represents and warrants to Landlord that Tenant has not assigned the Lease, or sublet the Premises;

C. No Default. Tenant represents and warrants to Landlord that Tenant is not in default under the Lease; and

D. Binding Effect. Tenant represents and warrants to Landlord that the Lease is binding on Tenant and is in full force and effect, and Tenant does not have any defenses to the enforcement of the Lease.

E. Real Estate Brokers. Washington Partners represents the Tenant (“Tenant’s Broker”). Each party represents and warrants to the other that other than Tenant’s Broker, there is no real estate broker or agent who is or may be entitled to any commission or finder’s fee in connection with the representation of such party in this Amendment and each party shall indemnify and hold the other

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harmless from and against any and all claims, demands, losses, liabilities, lawsuits, judgments, costs and expenses (including without limitation, attorneys’ fees and costs) with respect to any leasing commission or equivalent compensation alleged to be owing on account of such party’s discussions, negotiations and/or dealings with any real estate broker or agent other than Tenant’s Broker. No fee shall be due Tenant’s Broker with regard to this lease Amendment.

3.	General Provisions

A. Attorneys’ Fees. If a suit or an action is instituted in connection with any dispute arising out of this Amendment or the Lease or to enforce any rights hereunder or thereunder, the prevailing party shall be entitled to recover such amount as the court may adjudge reasonable as attorneys’ and paralegals’ fees incurred in connection with the preparation for and the participation in any legal proceedings (including, without limitation, any arbitration proceedings or court proceedings, whether at trial or on any appeal or review), in addition to all other costs or damages allowed.

B. Execution in Counterparts. This Amendment may be executed in counterparts and when each party has signed and delivered at least one such executed counterpart to the other party at the party’s address set forth above, then each such counterpart shall be deemed an original, and, when taken together with the other signed counterpart, shall constitute one agreement which shall be binding upon and effective as to all signatory parties.

C. Binding Effect. The provisions of this Amendment shall be binding upon and inure to the benefit of the parties and their respective successors and assigns and no amendment to this Amendment shall be binding upon the parties unless in the form of a written document executed by each party hereto.

D. Integration. This Amendment contains the entire agreement and understanding of the parties with respect to the matters described herein, and supersedes all prior and contemporaneous agreements between them with respect to such matters.

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IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment as of the date first above written.

Landlord:	UMC/FPI – COBALT, LLC, a Delaware limited liability company

		By:	UCM/FPI – Cobalt, LLC, a Delaware limited liability company
		Its:	Sole Member

			By:	/s/ Matt Felton

			Its:	Authorized Signatory

			Date:	10/20/2011

Tenant:	ZULILY, INC. a Delaware corporation

	By:	/s/ Michael Vernon

	Its:	CFO

	Date:	10/5/11

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